PENSKE AUTOMOTIVE REPORTS THIRD QUARTER RESULTS
____________________________________________________________

Total Revenue Increases 6.5% and Retail Unit Sales Increase 4.7%

Same-Store Retail Revenue Increases 4.2% in U.S. and 3.1% Internationally

Income From Continuing Operations of $31.0 Million, or $0.34 Per Share
___________________________________________________________

BLOOMFIELD HILLS, MI, October 22, 2010 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, today reported third quarter income from continuing operations attributable to common shareholders of $31.0 million, or $0.34 per share. This compares to income from continuing operations attributable to common shareholders of $27.7 million, or $0.30 per share, in the third quarter last year. Third quarter 2009 income from continuing operations attributable to common shareholders included net expenses of $3.4 million, or $0.04 per share, relating to unusual items as shown in the reconciliation included in the attached selected data tables.

Total revenue in the third quarter increased 6.5% to $2.8 billion. The revenue increase was driven by a 4.7% increase in total retail unit sales. Total used units retailed increased 16.5%, including an increase in the U.S. of 20.6%. Total new units retailed declined 2.6% due to the impact of the highly successful government incentive programs in the U.S., U.K. and Germany last year. Total same-store retail revenue increased 3.8% during the quarter, including growth of 4.2% and 3.1% in our U.S. and International operations, respectively. Excluding changes in exchange rates, total same-store retail revenue increased 6.0%.

Penske Automotive Group Chairman Roger Penske said, “The new vehicle retail environment was challenging during the third quarter, however, our performance at our premium/luxury franchises and our focus on increasing used vehicle sales drove our same-store retail revenue growth.” Penske continued, “We remain committed to growing our business. In 2010, we have acquired or been awarded new franchises that we expect will generate approximately $350 million of revenue on an annualized basis. We will continue to pursue opportunities to generate incremental revenue, while maintaining the financial discipline that has allowed us to pay down more than $210 million of long-term debt since the beginning of 2009.”

Total revenues for the nine months ended September 30, 2010 increased 12.5% to $7.9 billion. Income from continuing operations attributable to common shareholders in the nine months ended September 30, 2010 amounted to $80.9 million, or $0.88 per share. This compares to income from continuing operations attributable to common shareholders of $63.9 million, or $0.70 per share, in the nine months ended September 30, 2009. Income from continuing operations attributable to common shareholders for the nine months ended September 30, 2010 includes after-tax gains of $1.1 million, or $0.01 per share, relating to purchases of the Company’s 3.5% Senior Subordinated Convertible Notes due 2026. Income from continuing operations attributable to common shareholders for the nine months ended September 30, 2009 includes a net after-tax gain of $3.1 million, or $0.04 per share, relating to unusual items as shown in the reconciliation included in the attached selected data tables.

smart USA

As previously announced, smart USA expects to incur approximately $25 million of development, engineering and tooling costs relating to a new five-door vehicle based upon Nissan’s global architecture to be distributed through the smart USA dealer network. smart USA currently expects that approximately $17 million of the costs incurred relating to the new vehicle will be expensed prior to the projected launch of the vehicle in the fourth quarter of 2011.

During the third quarter, smart USA wholesaled 1,165 units. In October, smart USA introduced finance and marketing campaigns designed to sell through the balance of the 2010 model year inventory, resulting in $0.9 million, or $0.01 per share, of after-tax expense in the third quarter. In addition, smart USA recognized $1.1 million, or $0.01 per share, of after-tax expense in the third quarter relating to the new vehicle.

Credit Facilities

The Company’s U.S. credit facility was extended in September by one year to September 2013. As of September 30, 2010, the Company had approximately $262 million and $60 million of revolving credit available under its U.S. and U.K. credit facilities, respectively. Penske Automotive CFO Bob O’Shaughnessy said, “Together with cash flow from operations and working capital, we believe our credit facilities will provide liquidity to fund our growth objectives and repurchase or redeem outstanding securities, including the $150.6 million principal amount of convertible notes expected to be redeemed in April 2011.”

Securities Repurchase Activity

The Company currently has authorization to repurchase up to $150 million of its outstanding common stock, debt or convertible debt. Securities may be acquired from time to time either through open market purchases, negotiated transactions or other means.

Conference Call

Penske Automotive will host a conference call discussing financial results relating to the third quarter of 2010 on October 22, 2010, at 2:00 p.m. Eastern Daylight Time. To listen to the conference call, participants must dial (800) 230-1093 [International, please dial (612) 332-0228]. The call will also be simultaneously broadcast over the Internet through the Penske Automotive Group website at www.penskeautomotive.com.

About Penske Automotive

Penske Automotive Group, Inc. (www.penskeautomotive.com), headquartered in Bloomfield Hills, Michigan, operates 324 retail automotive franchises, representing 40 different brands and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 173 franchises in 17 states and Puerto Rico and 151 franchises located outside the United States, primarily in the United Kingdom.

Penske Automotive, through its wholly-owned subsidiary smart USA Distributor LLC (www.smartusa.com), is the exclusive distributor of the smart fortwo vehicle and related parts in the United States. smart USA supports more than 75 smart retail centers in the United States.

Penske Automotive is a member of the Fortune 500 and Russell 1000 and has approximately 14,500 employees. smart and fortwo are registered trademarks of Daimler AG.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s expected ability to access amounts under its U.S. revolving credit facility. Actual results may vary materially because of risks and uncertainties, including external factors such as consumer credit conditions, adverse conditions affecting a particular manufacturer, macro-economic factors, interest rate fluctuations, changes in consumer spending, and other factors over which management has no control. Availability of revolving credit under the Company’s U.S. credit facility is predicated on continued covenant compliance and other factors. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2009, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

Contacts:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@penskeautomotive.com

or
Anthony R. Pordon Senior Vice President 248-648-2540 tpordon@penskeautomotive.com

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Third Quarter
	2010	2009
Revenues:
New Vehicle	$1,416,314	$1,338,759
Used Vehicle	765,555	674,228
Finance and Insurance, Net	67,149	60,872
Service and Parts	335,250	335,571
Distribution	15,306	36,451
Fleet and Wholesale Vehicle	156,548	142,161

Total Revenues	2,756,122	2,588,042

Cost of Sales:
New Vehicle	1,304,008	1,225,907
Used Vehicle	708,593	614,867
Service and Parts	143,197	150,083
Distribution	14,481	30,294
Fleet and Wholesale Vehicle	155,990	144,184

Total Cost of Sales	2,326,269	2,165,335

Gross Profit	429,853	422,707
SG&A Expenses	355,920	347,550
Depreciation	12,403	14,019

Operating Income	61,530	61,138
Floor Plan Interest Expense	(9,048)	(9,061)
Other Interest Expense	(12,229)	(13,490)
Debt Discount Amortization	(1,647)	(3,135)
Equity in Earnings of Affiliates	7,370	7,536
Gain on Debt Repurchase	607	—

Income from Continuing Operations Before Income Taxes	46,583	42,988
Income Taxes	(15,279)	(15,069)

Income from Continuing Operations	31,304	27,919
Loss from Discontinued Operations, Net of Tax	(1,044)	(257)

Net Income	30,260	27,662
Income Attributable to Non-Controlling Interests	(283)	(239)

Net Income Attributable to Common Shareholders	$29,977	$27,423

Income from Continuing Operations Per Share	$0.34	$0.30

Income Per Share	$0.33	$0.30

Weighted Average Shares Outstanding	92,141	91,625

Amounts Attributable to Common Shareholders:
Reported Income from Continuing Operations	$31,304	$27,919
Income Attributable to Non-Controlling Interests	(283)	(239)

Income from Continuing Operations, Net of Tax	31,021	27,680
Loss from Discontinued Operations, Net of Tax	(1,044)	(257)

Net Income	$29,977	$27,423

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Nine Months
	2010	2009
Revenues:
New Vehicle	$4,004,450	$3,400,082
Used Vehicle	2,211,892	1,949,514
Finance and Insurance, Net	190,141	164,009
Service and Parts	1,001,433	993,580
Distribution	43,175	169,716
Fleet and Wholesale Vehicle	494,398	388,136

Total Revenues	7,945,489	7,065,037

Cost of Sales:
New Vehicle	3,679,460	3,129,896
Used Vehicle	2,038,092	1,774,877
Service and Parts	430,472	448,950
Distribution	39,430	144,310
Fleet and Wholesale Vehicle	487,810	382,503

Total Cost of Sales	6,675,264	5,880,536

Gross Profit	1,270,225	1,184,501
SG&A Expenses	1,051,611	987,605
Depreciation	36,831	40,711

Operating Income	181,783	156,185
Floor Plan Interest Expense	(25,890)	(27,492)
Other Interest Expense	(37,491)	(41,677)
Debt Discount Amortization	(6,990)	(9,908)
Equity in Earnings of Affiliates	11,725	11,716
Gain on Debt Repurchase	1,634	10,429

Income from Continuing Operations Before Income Taxes	124,771	99,253
Income Taxes	(43,339)	(35,143)

Income from Continuing Operations	81,432	64,110
Loss from Discontinued Operations, Net of Tax	(1,156)	(6,079)

Net Income	80,276	58,031
Income Attributable to Non-Controlling Interests	(504)	(247)

Net Income Attributable to Common Shareholders	$79,772	$57,784

Income from Continuing Operations Per Share	$0.88	$0.70

Income Per Share	$0.87	$0.63

Weighted Average Shares Outstanding	92,171	91,563

Amounts Attributable to Common Shareholders:
Reported Income from Continuing Operations	$81,432	$64,110
Income Attributable to Non-Controlling Interests	(504)	(247)

Income from Continuing Operations, Net of Tax	80,928	63,863
Loss from Discontinued Operations, Net of Tax	(1,156)	(6,079)

Net Income	$79,772	$57,784

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts In Thousands)
(Unaudited)

	9/30/10	12/31/09
Assets
Cash and Cash Equivalents	$6,027	$13,999
Accounts Receivable, Net	367,888	321,226
Inventories	1,437,939	1,302,495
Other Current Assets	109,106	95,426
Assets Held for Sale	584	10,625

Total Current Assets	1,921,544	1,743,771
Property and Equipment, Net	731,813	726,808
Intangibles	1,017,133	1,011,803
Other Long-Term Assets	305,107	313,625

Total Assets	$3,975,597	$3,796,007

Liabilities and Equity
Floor Plan Notes Payable	$907,315	$769,657
Floor Plan Notes Payable – Non-Trade	474,805	423,316
Accounts Payable	210,999	189,989
Accrued Expenses	231,237	227,294
Current Portion Long-Term Debt	15,409	12,442
Liabilities Held for Sale	548	7,675

Total Current Liabilities	1,840,313	1,630,373
Long-Term Debt	837,976	933,966
Other Long-Term Liabilities	274,527	285,629

Total Liabilities	2,952,816	2,849,968
Equity	1,022,781	946,039

Total Liabilities and Equity	$3,975,597	$3,796,007

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data
(Unaudited)

	Third Quarter		Nine Months
	2010	2009	2010	2009
Total Retail Units:
New Retail	40,504	41,574	116,319	105,485
Used Retail	29,975	25,723	85,971	78,813

Total Retail	70,479	67,297	202,290	184,298

smart Wholesale Units	1,165	3,401	4,161	12,774

Same-Store Retail Units:
New Same-Store Retail	38,907	41,544	112,210	105,116
Used Same-Store Retail	28,985	25,682	83,324	78,380

Total Same-Store Retail	67,892	67,226	195,534	183,496

Same-Store Retail Revenue:
New Vehicles	$1,362,433	$1,336,849	$3,846,861	$3,376,289
Used Vehicles	744,025	672,957	2,128,821	1,924,278
Finance and Insurance, Net	65,521	60,811	184,712	163,012
Service and Parts	324,227	334,018	972,210	984,657

Total Same-Store Retail	$2,496,206	$2,404,635	$7,132,604	$6,448,236

Same-Store Retail Revenue Growth:
New Vehicles	1.9%	(14.9%)	13.9%	(32.9%)
Used Vehicles	10.6%	(8.6%)	10.6%	(20.1%)
Finance and Insurance, Net	7.7%	(11.8%)	13.3%	(26.8%)
Service and Parts	(2.9%)	(7.8%)	(1.3%)	(10.6%)
Revenue Mix:
New Vehicles	51.4%	51.7%	50.4%	48.1%
Used Vehicles	27.8%	26.1%	27.8%	27.6%
Finance and Insurance, Net	2.4%	2.4%	2.4%	2.3%
Service and Parts	12.2%	13.0%	12.6%	14.1%
Distribution	0.5%	1.3%	0.6%	2.4%
Fleet and Wholesale	5.7%	5.5%	6.2%	5.5%
Average Retail Selling Price:
New Vehicles	$34,967	$32,202	$34,426	$32,233
Used Vehicles	25,540	26,211	25,728	24,736
Gross Margin	15.6%	16.3%	16.0%	16.8%
Retail Gross Margin – by Product:
New Vehicles	7.9%	8.4%	8.1%	7.9%
Used Vehicles	7.4%	8.8%	7.9%	9.0%
Service and Parts	57.3%	55.3%	57.0%	54.8%

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data (Continued)
(Unaudited)

	Third Quarter		Nine Months
	2010	2009	2010	2009
Gross Profit per Retail Transaction:
New Vehicles	$2,773	$2,714	$2,794	$2,561
Used Vehicles	1,900	2,308	2,022	2,216
Finance and Insurance	953	905	940	890
Brand Mix:
BMW / Mini	22%	21%	21%	21%
Toyota / Lexus	18%	20%	18%	19%
Honda / Acura	14%	14%	14%	15%
Audi	11%	10%	11%	10%
Mercedes Benz / smart	10%	10%	10%	10%
Land Rover	4%	4%	5%	4%
Porsche	4%	4%	4%	4%
Ferrari / Maserati	3%	3%	3%	3%
Other	14%	14%	14%	14%

	100%	100%	100%	100%
Premium	66%	64%	65%	64%
Foreign	30%	32%	31%	32%
Domestic Big 3	4%	4%	4%	4%

	100%	100%	100%	100%
Revenue Mix:
U.S.	63%	63%	63%	63%
International	37%	37%	37%	37%

	100%	100%	100%	100%
Rent Expense	$42,177	$40,906	$124,863	$121,390

Reconciliation of reported income from continuing operations attributable to PAG and related earnings per share to adjusted income from continuing operations attributable to PAG and related earnings per share for 2009:

	Third Quarter 2009		Nine Months 2009
	Earnings	EPS	Earnings	EPS
Income from continuing operations attributable to PAG	$27,680	$0.30	$63,863	$0.70
Gain on debt repurchase	—	—	(6,518)	(0.07)
Costs relating to Saturn transaction	1,926	0.02	1,926	0.02
Franchise closure/relocation costs	778	0.01	778	0.01
Hedge de-designation costs	686	0.01	686	0.01

Adjusted income from continuing operations attributable to PAG	$31,070	$0.34	$60,735	$0.66